Exhibit 99.5

October 27, 2016

Mr. William F. Thomas

1516 South Boston Avenue, Suite 301

Tulsa, OK  74119

Dear Mr. Thomas:

Your letter of October 17th (a copy of which is attached) was considered by the Board of Senior Housing Properties Trust, or SNH, including separate consideration by the SNH Independent Trustees.  They have asked that I communicate this response.

It is the Board’s view at this time that the waivers and consents you have requested of SNH in your letter should be acted on only if the Five Star Board of Directors has determined to grant you the waivers and consents required under Five Star’s charter and bylaws and under provisions of Maryland law.  The SNH Board has been informed that Five Star has declined to grant your request for such waivers and consents. Therefore, the SNH Board has determined to take no action with respect to the waivers and consents you have requested from SNH.

Further, you should understand that, even if Five Star were to grant you such waivers and consents, any action by SNH with respect to the waivers and consents you have requested from SNH will require separate consideration by SNH in its sole discretion of, among other things, the impact that the granting of such waivers and consents may have on SNH’s REIT status, on the continuity and stability of SNH’s business relationship with Five Star, and on Five Star’s operations.

October 27, 2016

Page Two

Moreover, SNH may condition its consideration of such waivers and consents on your agreeing to such covenants and conditions as SNH may determine in its sole discretion.

Very truly yours,

/s/ Jennifer B. Clark

Jennifer B. Clark
Secretary

JBC:ccb

Enclosure

cc:  Five Star Quality Care, Inc. Board of Directors